Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-134937 Post-Effective Amendment No. 3) and the related Prospectus of KeyCorp and KeyCorp Capital X and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements of KeyCorp, KeyCorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KeyCorp, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 15, 2008